Exhibit 10.1

PROPOSED AMENDMENT No. 1

TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of June 9, 2026, to the Investment Management Trust Agreement is made by and between Pantages Capital Acquisition Corporation (the “Company”) and Wilmington Trust, N.A., as trustee (the “Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated December 6, 2024 (the “Original Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account (as defined Original Trust Agreement) under the circumstances described therein; and

WHEREAS, at an extraordinary general meeting of the Company held on June 3, 2026 (the “Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s Third Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a business combination up to twelve (12) times from June 6, 2026 (the “Termination Date”) to June 6, 2027, each by an additional one (1) month (each an “Extension”) for a total of twelve (12) months after the Termination Date (i.e., for a total of up to thirty (30) months after the consummation of its initial public offering (the “IPO”)), assuming a business combination has not occurred; and (ii) a proposal to amend the Original Trust Agreement to permit the Company to extend the Termination Date up to twelve (12) times for an additional one (1) month each time from June 6, 2026 to June 6, 2027 by depositing into the Trust Account an amount equal to $0.033 multiplied by the number of Class A ordinary shares sold to the public in the Company’s IPO and that remain outstanding after giving effect to the shares that are redeemed in connection with the vote on the Extension Proposal for each one-month extended, up to $60,000 per one-month extension.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(i) Commence liquidation of the Trust Account only after and within two business days following (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by an Authorized Representative (as such term is defined below), and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (net of any taxes payable and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and other documents referred to therein, or (y) upon the date which is the later of (1) 18 months after the closing of the Offering, (2) such a later date that the Company may extend from 18 months after the closing of the Offering up to twelve (12) times, each by an additional one (1) month, for a total of up to twelve (12) months from June 6, 2026 to June 6, 2027 (for a total of up to thirty (30) months after the consummation of the IPO) by depositing into the Trust Account an amount equal to $60,000, and (3) such a later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of associations (the “Memorandum and Articles”); provided, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (net of any taxes payable and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Shareholders of record as of such date; provided, further, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Shareholders;

2. All other provisions of the Original Trust Agreement shall remain unaffected by the terms hereof.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

4. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Original Trust Agreement as required by Section 6(c) of the Original Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Original Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

COMPANY:

Pantages Capital Acquisition Corporation

By:
	Name:	William W. Snyder
	Title:	CEO

TRUSTEE:

Wilmington Trust, National Association,
as Trustee

By:
Name:
Title: